Exhibit 99.1

News Release

Edgewise Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results with Strong Progress Across Muscular Dystrophy and Cardiovascular Programs

– CIRRUS-HCM 12-week data of EDG-7500 in obstructive and nonobstructive hypertrophic cardiomyopathy (HCM) expected in H1 2026 –

– Phase 1 healthy adult trial data of EDG-15400 and plans for heart failure studies expected in H1 2026 –

– Pivotal GRAND CANYON results for sevasemten in Becker muscular dystrophy (Becker) expected in Q4 2026 –

Boulder, Colo., (February 26, 2026) – Edgewise Therapeutics, Inc. (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company, today reported financial results for the fourth quarter and full year of 2025 and recent business highlights.

“Following strong execution in 2025, we have entered a transformative year,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “We remain on track to deliver pivotal GRAND CANYON top-line data for sevasemten, with the potential to support the first marketing application for the treatment of Becker. We also expect CIRRUS-HCM 12-week Part D results for EDG-7500 in HCM in the first half of 2026. Data from Part D will support refinement of our Phase 3 trial strategy in HCM. With multiple near-term catalysts and a high-performing team, we are closer than ever to delivering transformative medicines for patients living with serious conditions that still lack adequate treatment options and represent significant unmet medical needs.”

Recent Highlights

Muscular Dystrophy Program

GRAND CANYON, a global pivotal placebo-controlled cohort in Becker: GRAND CANYON is designed to assess the efficacy and safety of sevasemten over an 18-month period, with North Star Ambulatory Assessment (NSAA) as the primary endpoint. The study is highly powered to be able to show a statistically significant difference in NSAA versus placebo over 18 months. The Company expects to report top-line data in the fourth quarter of 2026 and is continuing preparations for a potential NDA submission to the U.S. Food and Drug Administration (FDA) for sevasemten in Becker, planned for the first half of 2027. To learn more about GRAND CANYON, go to clinicaltrials.gov (NCT05291091).

MESA open-label extension trial in adults with Becker: The Company continues to advance MESA, an open-label extension trial that collects long-term safety and efficacy data of sevasemten in participants with Becker who were previously enrolled in ARCH, or who completed CANYON, GRAND CANYON, or DUNE. As of December 2025, 99% of eligible participants have enrolled in MESA, with exposures to sevasemten for up to four years.

LYNX and FOX Phase 2 placebo-controlled trials in boys with Duchenne: LYNX is designed to evaluate the effect of sevasemten on safety, biomarkers of muscle damage and function in 4- to 9-year-old participants with Duchenne in a placebo-controlled dose ranging study, followed by an open-label extension period. FOX is designed to evaluate the effect of sevasemten on safety, biomarkers of muscle damage and function in 6- to 14-year-old participants with Duchenne who have been previously treated with gene therapy. The Company will continue to collect longer-term safety and functional data in the open-label extensions of LYNX and FOX while it plans for a Phase 3 program. For more information, go to clinicaltrials.gov to learn more about LYNX (NCT05540860) and FOX (NCT06100887).

Cardiovascular Programs

CIRRUS-HCM Phase 2 trial in adults with symptomatic HCM: The Company is advancing CIRRUS-HCM, a multi-part, open-label trial, in participants with HCM at over 20 clinical sites in the U.S. Part A of the trial evaluated the safety and tolerability of a single oral dose of EDG-7500 in participants with obstructive HCM (oHCM). Parts B and C evaluated fixed doses of EDG-7500 over 28 days in oHCM and nonobstructive HCM (nHCM), respectively. Part D is a 12-week study with an open-label extension including participants with oHCM and nHCM designed to explore dose response and optimization. The Company plans to report 12-week Part D data in oHCM and nHCM in the first half of 2026 and initiate Phase 3 in the second half of 2026. To learn more about CIRRUS-HCM, visit clinicaltrials.gov, NCT06347159.

EDG-15400 and heart failure: EDG-15400 is a novel oral, selective, cardiac sarcomere modulator, targeted for the treatment of heart failure and other diseases of diastolic dysfunction. EDG-15400 is currently being evaluated in healthy adults in a Phase 1, randomized, double-blind, placebo-controlled, single and multiple ascending dose study evaluating safety, tolerability, pharmacokinetics and pharmacodynamics. The Company expects top-line results from this study in the first half of 2026 and to initiate a Phase 2 trial in participants with heart failure with preserved ejection fraction (HFpEF) in the second half of 2026. To learn more about this study, go to clinicaltrials.gov (NCT07177066).

Fourth Quarter Financial Results

Cash, cash equivalents and marketable securities were approximately $530.1 million as of December 31, 2025.

Research and development (R&D) expenses were $43.6 million for the fourth quarter of 2025, compared to $37.5 million for the immediately preceding quarter. The increase of $6.1 million was primarily driven by a $3.5 million increase in personnel related costs, $2.2 million increase in EDG-15400 clinical development activities related to Phase 1 trial activity initiated in the third quarter 2025, a $1.9 million increase in EDG-7500 clinical development activities related to continued patient activity in our CIRRUS-HCM trial and other pharmacokinetic studies, partially offset by a $0.8 million decrease in sevasemten clinical development activities related to decreased patient activity in GRAND CANYON as patients transition to the MESA open-label extension trial and a $0.7 million decrease in professional fees, manufacturing, and other research costs.

General and administrative (G&A) expenses were $12.4 million for the fourth quarter of 2025, compared to $9.4 million for the immediately preceding quarter. The increase of $3.0 million was primarily driven by a $2.2 million increase in personnel-related costs and a $0.8 million increase in professional fees and other administrative costs.

Net loss and net loss per share for the fourth quarter of 2025 was $50.2 million or $0.47 per share, compared to $40.7 million or $0.39 per share for the immediately preceding quarter.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company’s deep expertise in muscle physiology is driving a new generation of novel therapeutics. Sevasemten is an orally administered first-in-class fast skeletal myosin inhibitor in late-stage clinical trials in Becker and Duchenne muscular dystrophies. EDG-7500 is a novel cardiac sarcomere modulator for the treatment of symptomatic hypertrophic cardiomyopathy, currently in Phase 2 clinical development. EDG-15400 is a novel cardiac sarcomere modulator for the treatment of heart failure, currently in Phase 1 clinical development. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases. To learn more, go to: edgewisetx.com or follow us on LinkedIn, X, Facebook and Instagram.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s product candidates and programs, including sevasemten, EDG-7500, EDG-15400 and its cardiovascular programs; statements regarding Edgewise’s expectations relating to its clinical trials, including timing of reporting data (including 12-week data on the CIRRUS-HCM trial, the data from the GRAND CANYON trial and the data from the Phase 1 healthy adult trial of EDG-15400); statements regarding sevasemten potentially being the first approved therapy for Becker; statements regarding a potential NDA submission to the FDA for sevasemten in Becker and the timing of such submission; statements regarding the potential results of Edgewise’s GRAND CANYON trial; statements regarding Edgewise’s market opportunity; statements regarding Edgewise’s plans to continue to collect longer-term open-label extension data; statements regarding Edgewise’s Phase 3 trial design in Duchenne; statements regarding timing of Edgewise’s initiation of a Phase 3 trial of EDG-7500 in HCM and a Phase 2 trial of EDG-15400 in participants with HFpEF; statements regarding Edgewise’s ability to advance its pipeline; and statements by Edgewise’s President and Chief Executive Officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with Edgewise’s limited operating history, its products being early in development and not having products approved for commercial sale; risks associated with Edgewise not having generated any revenue to date; Edgewise’s ability to achieve objectives relating to the discovery, development and commercialization of its product candidates, if approved; Edgewise’s need for substantial additional capital to finance its operations; Edgewise’s substantial dependence on the success of sevasemten and EDG-7500; Edgewise’s ability to develop and commercialize sevasemten, EDG-7500 and EDG-15400, and discover, develop and commercialize product candidates in its cardiovascular, cardiometabolic and future programs; risks related to Edgewise’s clinical trials of its product candidates not demonstrating safety and efficacy; risks related to Edgewise’s product candidates causing serious adverse events, toxicities or other undesirable side effects; the outcome of preclinical testing and early clinical trials not being predictive of the success of later clinical trials and the risks related to the results of Edgewise’s clinical trials not satisfying the requirements of regulatory authorities; delays or difficulties in the enrollment and/or maintenance of patients in clinical trials; risks related to failure to capitalize on other indications or product candidates; risks related to competition; risks relating to interim, topline and preliminary data from Edgewise’s clinical trials changing as more patient data becomes available; risks related to failure to develop a proprietary drug discovery platform; risks related to exposure to additional risk if we develop sevasemten and potential other programs in connection with other therapies; risks related to production of drugs by Edgewise’s third-party manufacturers; risks related to changes in methods of product candidate manufacturing or formulation; risks related to not achieving adequate market acceptance; risks related to the patient population for our product candidates having a small patient population; risks related to the regulatory approval processes of domestic and foreign authorities being lengthy, time consuming and inherently unpredictable; risks relating to disruptions at the FDA, the SEC and other government agencies; risks relating to Edgewise’s ability to attract and retain highly skilled executive officers and employees; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; Edgewise’s reliance on third parties; risks related to future acquisitions or strategic partnerships; risks related to general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference into this press release.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended
	December 31, 2025	September 30, 2025
Operating expenses:
Research and development	$43,594	$37,480
General and administrative	12,385	9,378
Total operating expenses	55,979	46,858
Loss from operations	(55,979)	(46,858)
Interest income	5,763	6,192
Net loss	$(50,216)	$(40,666)
Net loss per share - basic and diluted	$(0.47)	$(0.39)
Weighted-average shares outstanding, basic and diluted	106,011,918	105,492,779

Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	December 31	December 31,
	2025	2024
Assets
Cash, cash equivalents and marketable securities	$530,109	$470,170
Other assets	22,494	16,647
Total assets	$552,603	$486,817
Liabilities and stockholders' equity
Liabilities	30,346	27,601
Stockholders' equity	522,257	459,216
Total liabilities and stockholders' equity	$552,603	$486,817

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Edgewise Contacts
Investors:
Behrad Derakhshan, Ph.D., Chief Operating Officer

ir@edgewisetx.com

Media:
Maureen Franco, VP Corporate Communications

media@edgewisetx.com